EXHIBIT 99.1

Balchem Corporation Announces the Addition of New Director

New Hampton, New York.  September 18, 2015. Balchem Corporation (NASDAQ: BCPC) announces the addition of Matthew D. Wineinger as director, expanding its Board of Directors to eight.

Mr. Wineinger is the President of United Sugars Corporation, a leading marketer of sugar.  Before joining United Sugars in 2015, Wineinger served as President of Bulk Ingredients for Tate & Lyle PLC where he was responsible for global production and sales of $3.8 billion of commodity sweeteners, industrial starches, ethanol and acidulants.

Dino A. Rossi, Chairman of the Board of Balchem Corporation stated, “Matt brings over 25 years of significant individual and industry experience that will undoubtedly contribute to our overall growth strategy.  He will be of particular assistance as we focus on the development and supply of products to human food and nutrition industries.  Mr. Wineinger’s industry background, international operations insight and leadership will strengthen our ability to compete and grow on a global basis.”

About Balchem Corporation
Balchem Corporation consists of four business segments: SensoryEffects (formerly Food, Pharma and Nutrition); Animal Nutrition and Health; ARC Specialty Products; and Industrial Products. The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces.  The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets.  Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and the Industrial Products segment, provides certain derivative products into industrial applications, predominately as a component for hydraulic fracturing of shale natural gas wells.

Contact:	Suzanne Hart, Executive Assistant to CEO
Telephone:  845-326-5600

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2014. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

52 Sunrise Park Road    •    New Hampton, New York 10958    •    Tel. 845.326.5600    •    Fax 845.326.5742    •    www.balchem.com